Exhibit 99.1

ROBERTS REALTY INVESTORS, INC.

CONTACT:		FOR IMMEDIATE RELEASE
Charles S. Roberts		October 31, 2013
President

Telephone:	(770) 394-6000
Fax:	(770) 551-5914

ROBERTS REALTY INVESTORS, INC.

ANNOUNCES SALE OF

NORTHRIDGE OFFICE BUILDING

ATLANTA, GA — Roberts Realty Investors, Inc. (NYSE MKT: RPI) announces that it has completed the sale of its Northridge Office Building to the Fulton County Board of Education.  The sales price was $5.28 million and at the closing, the company paid off the $2.4 million of debt secured by the property.

Mr. Charles S. Roberts, the company’s president and chief executive officer, stated:  “Completing this sale provides us with $2.52 million to continue the development of our 154 unit Bradley Park apartments located in Forsyth County, Georgia, which is ranked as America’s 7th fastest growing county by Forbes Magazine.  We expect to start construction on the Bradley Park apartments in the first quarter of 2014.”

Mr. Roberts continued:  “In addition, we are still pursuing and working on strategic alternatives that would enhance shareholder value through a sale or merger of the company.  We believe the sale of the Northridge Office Building and the company’s development and planned construction of the Bradley Park apartments makes the company more valuable on its own or as a merger candidate.  As a result, we believe the company is well positioned for a productive and successful 2014.”

Roberts Realty Investors, Inc. is an equity real estate investment trust based in Atlanta.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended.  Some of the forward-looking statements relate to our intent, belief or expectations regarding the development and construction of new apartments.  Our forward-looking statements relating to the construction of new apartments involve risks and uncertainties regarding the availability of the equity capital we need to obtain construction financing and to the overall financing environment, specifically the willingness of financing sources to make apartment construction loans.  Other forward-looking statements relate to our intent, belief or expectations regarding our examination of strategic alternatives.  These statements involve risks and uncertainties, including the occurrence, terms and timing of one or more transactions or sales.  For these forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  You should not place undue reliance on the forward-looking statements, which speak only as of the date of this release.  All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.  For more information about other risks and uncertainties we face, please see the sections in our most recent annual report on Form 10-K and our most recent quarterly report on Form 10-Q entitled “Risk Factors.”